Exhibit 107
Calculation of Filing Fee Table
SC TO-I
(Form Type)
IZEA Worldwide, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to be Paid	$8,700,000	(1)	$153.10 per $1,000,000	$1,331.97	(2)
Fees Previously Paid	—			—
Total Transaction Valuation	$8,700,000
Total Fees Due for Filing				$1,331.97
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$1,331.97

(1)    Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the Registrant’s offer to purchase up to $8,700,000 in value of shares of common stock, par value $0.0001 per share.
(2) Calculated at $153.10 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2025. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.
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